EXHIBIT 99.1

Superior Uniform Group, Inc. Reports 94% Increase in Earnings Per Share for the Year Ended December 31, 2010

  Enters Into License and Distribution Agreement for New Product Line

SEMINOLE, Fla., Feb. 24, 2011 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, image apparel and accessories, today announced its fourth quarter and year-end operating results for 2010.

The Company announced that for the year ended December 31, 2010, net sales increased 3.0% to $105,877,854, compared to 2009 net sales of $102,801,921. Net earnings for the year ended December 31, 2010 were $3,807,000 or $0.64 per share (diluted) compared to $1,966,882 or $0.33 per share (diluted) reported for the year ended December 31, 2009.

Net earnings for the fourth quarter ended December 31, 2010 were $943,525 or $0.16 per share (diluted) compared to net earnings of $511,601 or $0.09 per share (diluted) reported for the fourth quarter ended December 31, 2009.

Michael Benstock, chief executive officer, commented: "We are very proud to report our operating results for 2010. Although the current economic environment continued to hamper sales, we were able to realize the fruits of our hard work by improving our cost structure. We reported an increase of approximately 94 percent in our earnings per share on a three percent increase in net sales. We have achieved these significant cost reductions while maintaining our 'Customer 1st, Every Time!' philosophy. Our balance sheet remains very strong and provides us with the financial wherewithal to continue to invest in our future—looking for strategic acquisitions to help increase our market share."

As part of the effort to continue investing in the Company's future to help better serve current and potential new customers, Superior Uniform Group recently aligned with EYELEVEL INTERACTIVE, LLC (EI™), innovators of patented interactive media garment technology. The two companies entered into a licensing agreement on Jan. 4, 2011. This licensing agreement marks the introduction of EI's iPOPS™ (Interactive Point of Purchase System™) into the marketplace with the revolutionary concept of interchangeable panels that include digital and interactive advertising and promotions directly applied to the front and/or the back of the Superior Uniform Group employee uniform.

"As both the advertising and image apparel industries evolve with the introduction of new technologies and changing consumer demands, we believe we are perfectly positioned to bring EYELEVEL INTERACTIVE'S vision for iPOPS to reality and directly to consumers," Benstock added. "This timely execution of new media and technology has unlimited potential for our customers to target their specific audiences by being at the forefront of the most cutting edge marketing and advertising tool in the retail space. These new products provide our customers with the ability to convert their uniform expenses into potential increased sales and advertising revenues."

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution.   Superior, through their subsidiary "The Office Gurus" is also a near-shore premium provider of cost effective bilingual contact center and office solutions. Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their six primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures for 2010 and 2009 are as follows:

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Three Months Ended December 31,
	(Unaudited)
	2010	2009
Net sales	$ 25,967,476	$ 26,508,907

Costs and expenses:
Cost of goods sold	16,760,423	17,945,367
Selling and administrative expenses	7,776,793	7,855,370
Interest expense	6,735	26,569
	24,543,951	25,827,306

Earnings before taxes on income	1,423,525	681,601
Taxes on income	480,000	170,000
Net earnings	$ 943,525	$ 511,601

Per Share Data:

Basic:
Net earnings	$ 0.16	$ 0.09
Diluted:
Net earnings	$ 0.16	$ 0.09

Cash dividends per common share	$ 0.135	$ 0.135

Superior Uniform Group, Inc. and Subsidiaries
Consolidated Summary of Operations

	Twelve Months Ended December 31,
	(Unaudited)
	2010	2009
Net sales	$ 105,877,854	$ 102,801,921

Costs and expenses:
Cost of goods sold	68,411,383	69,583,043
Selling and administrative expenses	31,696,430	30,402,389
Interest expense	23,041	119,607
	100,130,854	100,105,039

Earnings before taxes on income	5,747,000	2,696,882
Taxes on income	1,940,000	730,000
Net earnings	$ 3,807,000	$ 1,966,882

Per Share Data:

Basic:
Net earnings	$ 0.64	$ 0.33
Diluted:
Net earnings	$ 0.64	$ 0.33

Cash dividends per common share	$ 0.54	$ 0.54

Superior Uniform Group, Inc. and Subsidiaries

Consolidated Balance Sheets
December 31,

ASSETS
(Unaudited)
	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$ 9,107,461	$ 6,365,557
Accounts receivable	16,523,061	16,299,922
Accounts receivable - other	1,274,209	1,644,607
Inventories	31,029,947	32,053,504
Prepaid expenses and other current assets	4,030,708	2,764,434
TOTAL CURRENT ASSETS	61,965,386	59,128,024
PROPERTY, PLANT AND EQUIPMENT, NET	9,463,884	10,868,296
OTHER INTANGIBLE ASSETS	911,225	1,295,859
DEFERRED INCOME TAXES	1,680,000	2,060,000
OTHER ASSETS	173,403	215,684
	$ 74,193,898	$ 73,567,863

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 5,103,768	$ 5,426,433
Accrued expenses	3,713,038	2,226,653
TOTAL CURRENT LIABILITIES	8,816,806	7,653,086
LONG-TERM PENSION LIABILITY	3,535,470	5,115,817
OTHER LONG-TERM LIABILITIES	742,000	680,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS' EQUITY	61,099,622	60,118,960
	$ 74,193,898	$ 73,567,863
CONTACT: Andrew D. Demott, Jr., CFO
         (727) 803-7135